EXHIBIT 2.1

                             ASSET SALE AGREEMENT

This ASSET SALE AGREEMENT ("Agreement") is made and entered into as of July 19, 2000, by and among The Connelly Group, L.P., a Delaware limited partnership, ("President-Davenport"), TCG/BLACKHAWK, INC. an Iowa corporation ("Blackhawk") and together with President-Davenport jointly referred to as "Seller", and IOC-DAVENPORT, INC., an Iowa corporation ("IOC"), and ISLE OF CAPRI CASINOS, INC., a Delaware corporation ("Isle"), and together with IOC collectively referred to as ("Purchaser"). Any capitalized term used herein and not otherwise defined herein will have the meaning ascribed to such term in the Glossary of Terms set forth in Exhibit A.

                            PRELIMINARY STATEMENT:

President-Davenport is the developer, owner and operator of a riverboat gaming facility and Blackhawk is the owner of the associated Hotel located in Davenport, Iowa (the "Business"). Seller desires to sell to Purchaser the Purchased Assets, and Purchaser desires to purchase the Purchased Assets and assume the Assumed Liabilities, all on the terms and subject to the conditions contained in this Agreement.

                                  AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Purchase and Sale of Assets; Assumption of Liabilities; Etc.

  1.1. Agreement to Purchase and Sell. On the terms and subject to the conditions contained in this Agreement, Purchaser agrees to purchase and accept from Seller, and Seller agrees to sell, assign, transfer, convey and deliver to Purchaser at Closing, free and clear of all liens and encumbrances other than Permitted Liens and subject to the terms and conditions of the Leases and Operator's Contract:

      (a) all of Seller's right, title and interest in and to all of the assets (including the Hotel), properties and rights of every kind, nature and description related to, used in or required for the Business as of the date hereof and as of the Closing Date (subject only to the acquisition or disposition of assets and properties by Seller in the ordinary course of business, consistent with past practice), wherever situated or located, including, but not limited to, the assets listed on Exhibit B, and excluding those assets and properties described on Exhibit C (the "Excluded Assets"), all of which assets and properties are being sold to Purchaser on an "as is" basis;

      (b)  all of Seller's right, title and interest in and to the Leases; and

      (c) all of Seller's right, title and interest in and to the Operator's Contract.

All of said assets, properties and rights (other than the Excluded Assets) are
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collectively referred to in this Agreement as the "Purchased Assets."

  1.2  Purchase Price and Assumption of Liabilities.

  1.2.1 The purchase price for the Purchased Assets (including all Gaming Devices) will be $58,200,000 (the "Purchase Price"). Within two business days after the execution of this Agreement by all the parties hereto, Seller and Purchaser shall execute the form of escrow agreement attached hereto as Exhibit H (the "Escrow Agreement"). By 5:00 p.m. central standard time on the first business day after the date on which the parties have executed this Agreement, Purchaser will deposit into escrow, by wire transfer in immediately available funds to the account or accounts designated by Escrow Agent, a deposit of three million five hundred dollars ($3,500,000). Upon Closing, the Deposit will be applied toward the payment of the Purchase Price. At Closing, Purchaser will pay to Seller the Purchase Price (less the Deposit less any amounts due to Purchaser pursuant to Section 1.6 plus any amounts due to Seller pursuant to Section 1.6) by wire transfer of immediately available funds to the account or accounts designated by Seller.

  1.2.2 In addition to the payment of the Purchase Price, at the Closing, Purchaser will assume, and agrees to discharge and perform when due, the Assumed Liabilities but no other liabilities of Seller. Without limiting the generality of the foregoing, to the extent applicable:

      (i) Purchaser will use its Best Efforts to obtain for the benefit of Seller and its affiliates unconditional releases and discharges of Seller from obligations arising on and after the Closing Date under each of the Leases and the Operator's Contract, or

      (ii) if unable to obtain the foregoing after the use of its Best Efforts, Purchaser agrees to indemnify Seller for Seller's financial obligations arising on and after the Closing Date pursuant to the terms of the Leases and the Operator's Contract. Seller (and not Purchaser) will remain liable for all of the Excluded Liabilities (which shall include, but not be limited to, all obligations of Seller pursuant to the terms of the Leases and the Operator Contract which obligations occurred or arose prior to the Closing
Date), and will pay and discharge the same when due and Seller will indemnify and hold Purchaser harmless from the Excluded Liabilities pursuant to Section 8.1.

  1.3 Time and Place of Closing. Subject to the Outside Date in Section 7.1, the transaction contemplated by this Agreement will be consummated (the "Closing"): (i) on the third business day after the satisfaction of each of the conditions set forth in Section 4 (other than those conditions that by their nature are to be satisfied on the Closing Date), or (ii) on such other date, or at such other time or place, as will be mutually agreed upon by Seller and Purchaser.

  1.4 Allocation of the Purchase Price. $56,100,000 of the Purchase Price will be allocated to the assets owned by President-Davenport and $2,100,000 of the Purchase Price will be allocated to the assets owned by Blackhawk as will be mutually agreed to by Purchaser and Seller within sixty (60) days of the date hereof and in the manner required by Section 1060 of the Code. The

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parties agree that the form of the transactions (and the consideration therefor) provided for in this Agreement and in the Ancillary Agreements were arrived at on the basis of arm's-length negotiation among the parties, and will be respected by them for Federal, state, local and other tax reporting purposes (including, without limitation, in filings on Internal Revenue Service Form 8594) and that none of them will assert or maintain a position inconsistent with the foregoing.

  1.5 Possession. Purchaser will be entitled to possession of the Purchased Assets (and the rents, issues and profits thereof) and will be liable for the Assumed Liabilities on the Closing Date.

  1.6  Adjustments.

      (a) All real and personal property taxes and assessments, water rates and charges, sewer taxes and rents, prepaid expenses listed on the exhibit Assumed Prepaids and Deferred Charges and all other apportionable operating costs and charges and expenses with respect to the Purchased Assets will be apportioned and adjusted between Seller and Purchaser as of the Closing, provided that if the Closing will occur before the tax rate or assessment is fixed for the year in which the Closing takes place, the apportionment of such real and personal property taxes will be made upon the basis of the tax rate for the preceding year applied to the latest assessed valuation, but such taxes will be readjusted as soon as the applicable rate and assessment is fixed. Purchaser and Seller will, at Closing, execute and deliver a closing statement reflecting the prorations described above in a form reasonably satisfactory to each party. Any net proration due to Purchaser will reduce the aggregate amount paid to Seller pursuant to Section 1.2.1. Any net proration due to Seller will increase the aggregate amount paid to Seller pursuant to Section 1.2.1. The aggregate amount paid to Seller pursuant to
Section 1.2.1 shall be reduced by an amount equal to current liabilities listed in (a)-(n) of Exhibit D. To the extent not already included in any net proration computation made pursuant to the preceding sentences, the amount paid will be increased by the aggregate amount of the described current assets set forth in the exhibit Assumed Prepaids and Deferred Charges.

      (b) Seller shall prepare and deliver to Purchaser on the Closing Date a preliminary closing statement (a "Preliminary Closing Statement") as of the Closing Date, which shall show the net amount due either to Seller or Purchaser based on (i) items for which a specific credit or increase is provided for in this Agreement and (ii) items not described in Section 1.6(a) that normally are prorated and adjusted in the sale of a casino business, which statement shall be in form and substance acceptable to Purchaser and Seller. Such net amount shall be added to or subtracted from the payment of the cash balance of the Purchase Price to be paid to Seller pursuant to
Section 1.2 on the Closing Date. Within thirty (30) days after the Closing Date, Seller shall deliver a final closing statement (a "Final Closing Statement") to Purchaser setting forth the final determination of all items to be included in the Closing Statement. To the extent that amounts are determined to be owing by Seller to Purchaser or by Purchaser to Seller which are not disputed, such amounts shall be settled in cash between Purchaser and Seller. Should Purchaser and Seller disagree on the amount due either Purchaser or Seller as reflected in the Preliminary Closing Statement, or the

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Final Closing Statement, any such dispute shall be resolved by Purchaser's and
Seller's accountants (whose mutual decisions shall be final and binding on each of Purchaser and Seller); provided, however, that should such accountants be unable to resolve any dispute with respect to the Preliminary Closing Statement within ten (10) business days of the Closing Date or any dispute with respect to the Final Closing Statement within ten (10) business days following the Purchaser's receipt of the Final Closing Statement from Seller, such disputes, as the case may be, shall be resolved by arbitration in the manner provided in Section 1.6(c) of this Agreement. In the event that Purchaser's and Seller's accountants are the same accounting firm, Seller shall be allowed to appoint its own representative to represent the Purchaser with respect to the dispute which representative shall be a nationally recognized public accounting firm. If at any time within ninety (90) days after the Closing Date either Purchaser or Seller discovers items that should have been included in the Closing Statements but were omitted therefrom, then such items shall be adjusted in the same manner as if their existence had been known at the time of the preparation of the Closing Statements, and any payment owing as a result thereof shall be made as provided above in this
Section 1.6(b).

      (c) Arbitration. Any and all questions, disputes or controversies arising in connection with this Agreement (with the exception of any remedy seeking equitable relief which shall not be subject to this Section 1.6(c)), its interpretation, application, performance, nonperformance or any instructions executed and delivered hereunder (collectively "Disputes") shall, at the demand of any party hereto, be determined by arbitration. Buyer and Seller shall appoint an arbitrator ("Arbitrator") who is licensed by the American Arbitration Association ("AAA") to arbitrate such Disputes. In the event Buyer and Seller cannot agree on the selection of the Arbitrator, each party shall select one Arbitrator who shall together select the Arbitrator who shall arbitrate the matter. Buyer and Seller shall, within twenty (20) days thereafter, present their positions with respect to the Disputes to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall after the submission of the evidentiary materials, submit a written decision on each Dispute to the Seller and Buyer. Any determination by the Arbitrator with respect to any Disputes shall be final and binding on each party to this Agreement. The forum for any arbitration will be Chicago, Illinois. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of AAA as in effect for commercial arbitrations conducted by the AAA. Seller and Buyer agree that the costs of the Arbitrator shall be borne as determined by the Arbitrator. Judgment upon the award of the Arbitrator may be entered in any Court having jurisdictional thereof.

  1.7 Joint and Several. All references herein to (i) "Seller" shall mean President-Davenport and Blackhawk, jointly and severally, and (ii) "Purchaser" shall mean IOC and Isle, jointly and severally.

  1.8 Exhibits and Schedules. In the event that the exhibits and/or schedules to this Agreement are incomplete as of the date hereof, the parties hereto agree that Seller shall promptly prepare such exhibits and schedules and deliver them to Purchaser for Purchaser's approval as provided in Section 7.1(c), which approval shall not be unreasonably withheld.

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All of the provisions of this Section 1 shall survive the occurrence of the
Closing.

2.  Representations and Warranties.

  2.1. Purchaser's Representations and Warranties. Purchaser represents and warrants to Seller that:

      (a) IOC is a corporation organized, existing and in good standing, under the laws of the State of Iowa and Isle is a corporation organized, existing and in good standing, under the laws of the State of Delaware;

      (b) Purchaser has full power and authority (and has been authorized by appropriate action) to enter into and perform this Agreement and each of the Purchaser Ancillary Documents;

      (c) this Agreement has been, and each of the Purchaser Ancillary Documents will be, duly executed and delivered by duly authorized officers of Purchaser;

      (d) this Agreement constitutes, and upon its due execution and delivery, each of the Purchaser Ancillary Documents will be, a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies);

      (e) except for the Required Approvals, no Governmental Approvals are required for the execution and delivery by Purchaser of this Agreement or any of the Purchaser Ancillary Documents, and the consummation by Purchaser of the transactions contemplated by this Agreement and each of the Purchaser Ancillary Documents;

      (f) neither the execution and delivery of this Agreement or any of the Purchaser Ancillary Documents by Purchaser, nor the consummation by Purchaser of the transactions herein and therein contemplated, will conflict with or result in a breach of any of the terms, conditions or provisions of any of the Constituent Documents of Purchaser or of any statute or administrative regulation, or of any order, writ, injunction, judgment or decree of any court or governmental authority or of any arbitration award applicable to Purchaser;

      (g) upon expiration of the Purchaser Due Diligence Period (as defined in Section 7.1), Purchaser will not be a party to any unexpired, undischarged or unsatisfied written or oral contract, agreement, indenture, mortgage, debenture, note or other instrument under the terms of which performance by Purchaser, under the terms of this Agreement, will be a default or an event of acceleration or grounds for termination, or whereby timely performance by Purchaser according to the terms of this Agreement or any Purchase Ancillary Document may be prohibited, prevented or delayed, except for any such default, event of acceleration or termination that does not have or might reasonably be expected not to have a material adverse effect on Purchaser;


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      (h)  neither Purchaser nor any of its affiliates has dealt with any person or entity who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Purchaser for arranging the transactions contemplated hereby or introducing the parties to each other; and

      (i) each of these representations and warranties is true and correct in all material respects.

The representations and warranties set forth in this Section 2.1 shall survive the occurrence of the Closing and any investigation made by any of the parties of this Agreement or their respective representatives or agents.

  2.2 Seller's Representations and Warranties. Seller represents and warrants to Purchaser that:

      (a) President-Davenport is a limited partnership duly organized, validly existing and in good standing, under the laws of the State of Delaware; General Partner is a corporation and is duly organized, validly existing and in good standing, under the laws of the State of Iowa; and Blackhawk is a corporation and is duly organized, validly existing and in good standing, under the laws of the State of Iowa and the conduct of the Business does not require Seller to be qualified or licensed to do business in any other state;

      (b) All of the issued and outstanding ownership interests (general, limited ownership units and shares of stock) in Seller are owned as set forth on Schedule 2.2(b) and such interests are validly issued, fully paid and non-assessable and free and clear of all liens and other encumbrances;

      (c) As applicable, Seller has all necessary corporate or partnership power and authority to own, lease and operate the Purchased Assets and to conduct the Business as heretofore and now being conducted and as will be conducted until the Closing Date;

      (d) Seller and General Partner have full corporate and partnership power and authority (and have been duly authorized by appropriate partnership or board of directors' action) to enter into and perform this Agreement and each of the Seller Ancillary Documents;

      (e) This Agreement has been, and each of the Seller Ancillary Documents will be, duly executed and delivered by duly authorized officers of Seller or General Partner;

      (f) This Agreement constitutes, and upon due execution and delivery, each of the Seller Ancillary Documents will be, a valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors' rights and by the availability of injunctive relief, specific performance and other equitable remedies);

      (g)  Except for the Required Approvals, to the best of Seller's

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knowledge, no Governmental Approval or approval from or notice to any third party is required on the part of Seller for or in connection with (i) the execution and delivery of this Agreement and each of the Seller Ancillary Documents and the consummation by Seller of the transactions contemplated by this Agreement and each of the Seller Ancillary Documents or (ii) the operation of the Business from and after the date hereof to the Closing;

      (h) Neither the execution and delivery of this Agreement or any of the Seller Ancillary Documents by Seller or General Partner, nor the consummation by Seller or General Partner of the transactions contemplated hereby, will conflict with or result in a breach of (i) any of the terms, conditions or provisions of any of the Constituent Documents of either Seller or General Partner, (ii) any statute or administrative regulation, or of any order, ordinance, writ, injunction, judgment or decree of any court or any governmental authority or of any arbitration award applicable to Seller or General Partner, (iii) any term or provision of the Leases or the Operator's Contract or (iv) any term or provision of any Contract;

      (i) Seller has good and marketable title to the Purchased Assets, free and clear of any liens, including all tax liens, except for Permitted Liens and subject to the terms and conditions of the Leases and the Operator's Contract;

      (j) Attachment 1 to Exhibit A contains a list of certain contracts (both oral and written) to which Seller is a party that will be assumed by Purchaser (subject to the approval of any third party) pursuant to the terms of this Agreement. Attachment 2 to Exhibit A contains a list of certain contracts (both oral and written) to which Seller is a party that will be assumed, if not rejected by Purchaser on or before August 15, 2000 (subject to the approval of any third party) pursuant to the terms of this Agreement. Attachments 1 and 2 to Exhibit A include the names of all parties to each contract. Seller is not in default under and no default exists on the part of Seller, or, to the best of Seller's knowledge, on the part of any other party to any Contract (as defined in Exhibit A) and, to the best of Seller's knowledge, there exists no condition, event or occurrence which, after notice or lapse of time, or both, would constitute a default under any Contract;

      (k) With respect to the Leases and the Operator's Contract, Seller has satisfied all of its obligations (financial or otherwise, including, but not limited to, any obligations of Seller to provide funds or monetary grants to any organizations) to date under each of the Leases and the Operator's Contract and no default or event of default exists on the part of Seller or, to the best of Seller's knowledge, on the part of any other party to the Leases or the Operator's Contract and, to the best of Seller's knowledge, there exists no condition, event or occurrence which, after notice or lapse of time, or both, would constitute a default under the Leases or the Operator's Contract;

      (l) Copies of the Leases, the Operator's Contract and each of the Contracts delivered and to be delivered hereunder by Seller are and will be true and complete copies of the Leases, the Operator's Contract and each such other Contract;

      (m)  Except for (A) the Excluded Assets and (B) those assets that: (1)

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do not constitute Purchased Assets, (2) are used by Seller in the conduct of the Business for management, administrative and financial services (e.g., cash management, human resources, purchasing, etc) and (3) those management information systems listed on Exhibit F, the Purchased Assets constitute all of the assets used by Seller in the conduct of the Business and all of the assets necessary to permit Purchaser to conduct the Business as currently conducted by Seller;

      (n) Neither Seller nor any of its affiliates (including, without limitation the General Partner), has dealt with any person or entity, other than US Bancorp., who is or may be entitled to a broker's commission, finder's fee, investment banker's fee or similar payment from Seller for arranging the transactions contemplated hereby or introducing the parties to each other;

      (o) Seller is not a party to any collective bargaining or other agreements with any union affecting the Business or the Purchased Assets and will not, unless otherwise required by law, enter into any such agreement prior to Closing without Purchaser's prior written approval;

      (p) (i) Except as set forth on Exhibit G, there are no proceedings pending between Seller and any of its Employees before the Equal Employment Opportunity Commission, Department of Labor, or any federal, state or local governmental entity or regulatory agency; (ii) to the best of Seller's knowledge, there are no activities or proceedings of any labor union to organize any non-unionized Employees; (iii) Seller has not received notice of any alleged unfair labor practice charges and/or complaints pending against Seller or any of its representatives or Employees before the National Labor Relations Board or any current union representation questions involving Employees; (iv) Seller's employment policies and practices comply in all material respects with all applicable Laws; and (v) there is no strike, slowdown, work stoppage, labor dispute or lockout or, to the best of Seller's knowledge, threat thereof, by, or with respect to, any Employees;

      (q) Seller and each of Seller's Employees, hold all permits, registrations, findings of suitability, licenses, variances, exemptions, certificates of occupancy, orders and approvals of all governmental entities or agencies, necessary to own, manage and conduct the Business and operations of Seller as currently conducted, each of which is in full force and effect, and no notice of revocation has been received in respect thereof. Seller has not previously failed and is not currently failing to comply with any applicable Laws relating to the Business of Seller or the operation of the Purchased Assets where such failure or failures would individually or in the aggregate have a material adverse effect on the financial condition, Business or prospects of Seller, including, but in no way limited to, all applicable Laws relating to anti-competitive practices, admiralty, price-fixing, health and safety, environmental and employment and discrimination matters. There are no proceedings of record and no proceedings are pending or, to Seller's knowledge, threatened, nor has Seller received any written notice regarding any violation of any Law that would have a material adverse effect on the financial condition, Business or prospects;

      (r) Seller has complied (and until the Closing Date will comply) with all applicable laws, rules, and regulations relating to the payment and

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withholding of any and all applicable federal, state, and local taxes
(including withholding and reporting requirements);

      (s) Seller is not a party to any agreement, contract, or arrangement relating to the Business that would result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Code
Section 280G;

      (t) There is no suit, action, investigation or proceeding pending or, to the best knowledge of Seller, threatened against Seller or which, if adversely determined, would have a material adverse effect on the Business, prospects, operations, earnings, properties or the condition, financial or otherwise, of Seller nor is there any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against Seller having, or which, insofar as can reasonably be foreseen, in the future may have, any such effect;

      (u) Each of these representations and warranties is true and correct in all material respects.

The representations and warranties set forth in this Section 2.2 shall survive the occurrence of the Closing and any investigation made by any of the parties to this Agreement or their respective representatives or agents.

  2.3  Environmental.  Seller represents and warrants to Purchaser that:

      (a) Seller has not received any notice from any governmental entity or third party claiming that the Demised Premises or any uses of any operations on or of the Demised Premises have resulted in any violation or any liability under any law pertaining to Hazardous Materials;

      (b) No litigation is pending or proposed, threatened, or anticipated regarding any violation of or liability under any law pertaining to Hazardous Materials;

      (c) Seller has not released or discharged any Hazardous Materials on, in, under or migrating onto the Demised Premises;

      (d) Seller has heretofore delivered to Purchaser a study with respect to environmental matters concerning the Casino and styled Abatement Services, Inc. Closeout Documentation for The President Riverboat, project #A00416-158 and a study prepared by American Analytical Laboratories, Inc. of the Blackhawk Hotel revised and reissued January 22, 1990. Other than that information, no information has been obtained by Seller as to environmental matters concerning the Purchased Assets. Seller makes no further representations or warranties as to environmental conditions other than as set forth herein; and

      (e) To the best of Seller's knowledge, there have been no past or present releases or discharges of any Hazardous Materials on, in, under or migrating onto the Demised Premises.

The representations and warranties set forth in this Section 2.3 shall survive

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the occurrence of the Closing and any investigation made by any of the parties to this Agreement or their respective representatives or agents.

  2.4 ERISA and Related Employees Benefit Matters. Seller represents and warrants to Purchaser that:

      (a) Seller does not maintain and has never maintained any Employee Benefit Plan providing any retiree health benefits to any current or former Employees;

      (b) Seller does not maintain and has never maintained or been required to contribute to any Pension Benefit Plan that is (i) subject to Title I, Part 3 of ERISA; (ii) a "multiemployer" plan within the meaning of Section 3(37) or
Section 4001(a)(3) of ERISA or Section 414(f) of the Code; (iii) a "multiple employer welfare plan" or a "multiple employer welfare arrangement" within the meaning of Section 514(b)(6) of ERISA, or a "welfare benefit fund" within the meaning of Section 419(e) of the Code. Neither Seller nor any subsidiary has incurred or expects to incur any withdrawal liability (either as a contributing employer or as part of a controlled group which includes a contributing employer) to any multiemployer plan, in connection with any complete or partial withdrawal from such plan occurring on or before the Closing Date or as a result of the transactions contemplated under this Agreement;

      (c) All contributions required to be made by Seller under applicable Law or the terms of any Employee Benefit Plan as of the Closing Date have been made as of such date. With respect to the Employee Benefit Plans, all applicable contributions for all periods ending prior to the Closing Date have been made in full. Subject only to normal retrospective adjustments in the ordinary course, all insurance premiums, including premiums to the Pension Benefit Guaranty Corporation, have been paid in full with regard to each Employee Benefit Plan for policy years or other applicable policy periods ending on or before the Closing Date; and

      (d) Each Employee Benefit Plan of Seller (including any plans of affiliates of Seller that must be taken into account under Section 4980B of the Code) has been operated in compliance with the group health plan continuation coverage requirements of Section 4980B of the Code and Title I,
Part 6 of ERISA and the requirements of the Health Insurance Portability and Accountability Act of 1996.

The representations and warranties set forth in this Section 2.4 shall survive the occurrence of the Closing and any investigation made by any of the parties to this Agreement or their respective representatives or agents.

  2.5 Bulk Sales Waiver. Purchaser waives compliance with the provisions of the Bulk Sales Act (Article 6 of the Uniform Commercial Code) and any similar act in reliance upon the representations and warranties of Seller and the covenants to perform its obligations hereunder. This Section 2.5 shall survive the occurrence of the Closing.

3.  Conduct Prior to the Closing.


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  3.1.  Seller's Obligations.  During the Closing Period, Seller will:

      (a) Give to Purchaser's officers, employees, attorneys, consultants, accountants and lenders reasonable access during normal business hours to all of the properties, books, contracts, documents and records of Seller (including the Purchased Assets) and will promptly furnish to Purchaser, upon prior oral or written notice, such information as Purchaser may at any time and from time to time reasonably request in relation to the Business, the Purchased Assets or the Assumed Liabilities;

      (b) Except as disclosed in Schedule 3.1(b), operate the Business in good faith and only in the usual and ordinary course consistent with past practice (including normal commitments for the purchase of supplies), and, consistent therewith, use commercially reasonable efforts to preserve, protect and maintain the Purchased Assets in a manner consistent with past practice and operate the Business in compliance in all material respects with all Laws; will not engage in any significant or unusual transactions; provided, that Seller, whether or not in the usual and ordinary course of business and whether or not consistent with past practice, will have the right to pay or prepay any obligation (including any Excluded Liability) and to pay, transfer or distribute cash and marketable securities to its shareholders or partners or their affiliates;

      (c)  Seller shall not, without the prior written consent of Purchaser,
(i) adopt, enter into, terminate or amend any employment, severance, retention or similar agreement or contract; (ii) unless required to by Law, negotiate or enter into any collective bargaining agreement or labor union contract; (iii) increase, in any manner, the compensation or fringe benefits of, or pay any bonus to, any officer or employee; (iv) adopt or establish any new Employee Benefit Plan or amend any existing Employee Benefit Plan, except as required by law, or pay any benefit not provided for under any existing plan, other than in the ordinary course consistent with past practice; (v) adopt, establish or amend any severance pay plan, or increase in any manner the severance or termination pay of any officer or employee; (vi) or take any action to grant any new awards under any bonus, incentive, performance or compensation plan or arrangement; (vii) take any action to fund, or in any other way secure, the payment of compensation or benefits under any employee plan, welfare plan or other employee plan, agreement, contract or arrangement;
(viii) hire any individual as an employee who will be paid an annual base salary that equals or exceeds $50,000 or who will be other than an "at will" employee; or (ix) hire any independent contractor or consultant that involves payments in the aggregate of $10,000 or more;

      (d) Not dispose of any of the Purchased Assets (other than in the ordinary course of business, consistent with past practice, and in an amount not to exceed $100,000 in the aggregate) or amend the Leases, the Operator's Contract or any Contract;

      (e) Without the prior written approval of Purchaser, enter into no purchase order, lease, or other agreement which singly requires payments or expenses in excess of $100,000, or in the aggregate requires payments in excess of $250,000, or which commit the Business for a period in excess of one year; and

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
     (f) From the date hereof through the Closing, except if this Agreement is terminated pursuant to the provisions of Section 7, neither Seller nor any of its representatives or agents will directly or indirectly solicit any inquiries or proposals or enter into or continue any negotiations or enter into any agreements with a third party relating to the lease, transfer, or sale of the Purchased Assets or the ownership interests or capital stock of Seller or merger of Seller.

  3.2.  Purchaser's Obligations.  During the Closing Period, Purchaser will:

      (a) Immediately prepare and promptly apply for and pursue with good faith and due diligence, all Required Approvals; and

      (b) Secure any required consents from Purchaser's primary lender prior to expiration of the due diligence period provided in Section 7.

  3.3. Joint Obligations. During the Closing Period, Seller and Purchaser will:

      (a) Not intentionally perform any act which, if performed, or omit to perform any act which, if omitted to be performed, would prevent or excuse the performance of this Agreement by any party hereto or which would result in any representation or warranty herein contained of said party being untrue in any respect as if originally made on and as of the Closing Date; and

      (b) Use its respective Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to satisfy conditions to their obligations and to consummate the transactions contemplated hereby as soon as practicable, including without limitation, using its respective reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to obtain each of the Required Approvals and any other approvals Purchaser deems reasonably necessary to obtain prior to Closing; provided, that nothing in this Section 3.3 will require any party to enter into any agreement with any third party to comply with this Section 3.3 on terms other than commercially reasonable terms.

  3.4.  Risk of Loss.  Risk of loss will remain with Seller until the Closing.

4.  Conditions to Closing.

  4.1 Conditions to Seller's Obligations. The obligation of Seller to consummate the transaction contemplated hereby is subject to fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Seller's option, be terminated pursuant to and with the effect set forth in Section 7:

      (a) Each and every representation and warranty made by Purchaser will be true and correct in all respects as if originally made on and as of the Closing Date;

      (b) All obligations of Purchaser to be performed hereunder through, and including on, the Closing Date (including all obligations which Purchaser would be required to perform at the Closing if the transactions contemplated hereby were consummated) will have been fully performed in all respects;

      (c) No suit, proceeding or investigation will have been commenced or threatened by any governmental authority on any grounds to prohibit the consummation of the transactions contemplated hereby;

      (d) The obtaining of each of the Required Approvals, so long as Seller satisfies its obligations set forth in Section 3.1 and Section 3.3.

      (e) Purchaser shall have delivered the documents required to be delivered to Seller pursuant to Section 5.2.

      (f) The conditions herein shall be deemed satisfied if satisfied in all material respects.

  4.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to consummate the transactions contemplated hereby is subject to the fulfillment of all of the following conditions on or prior to the Closing Date, upon the non-fulfillment of any of which this Agreement may, at Purchaser's option, be terminated pursuant to and with the effect set forth in Section 7:

      (a) Each and every representation and warranty made by Seller will be true and correct in all respects as if originally made on and as of the Closing Date;

      (b) All obligations of Seller to be performed hereunder through, and including on, the Closing Date (including all obligations which Seller would be required to perform at the Closing if the transactions contemplated hereby were consummated) will have been fully performed in all respects;

      (c) No suit, proceeding or investigation will have been commenced or threatened by any governmental authority on any grounds to prohibit the consummation of the transactions contemplated hereby;

      (d) The obtaining of each of the Required Approvals and any other Governmental Approvals necessary for Purchaser to operate the Business in substantially the same manner as Seller and without any increased costs which are more than minor (to Purchaser) and subject to substantially the same terms, including any amendments satisfactory to Purchaser, so long as Purchaser satisfies its obligations set forth in Sections 3.2 and 3.3;

      (e) The obtaining of any approvals, consents modifications, and clarifications as Purchaser deems necessary from lenders, lessors or other parties with material contracts involving the Purchased Assets or the Business or required for the Purchaser to operate the Business;

      (f) Seller shall have delivered all documents required to be delivered by Seller pursuant to Section 5.3;

      (g) Since June 30, 2000 there shall have occurred (a) no material loss, damage, or destruction to any of the Seller's assets, and (b) no other event or condition that materially adversely affects or threatens to materially adversely affect the ability of Purchaser to exercise full rights of ownership with respect to the Property or any of the Seller's assets;

      (h) Receipt of an ALTA policy of insurance with endorsements reasonably required by Purchaser and a survey certified to Purchaser and to the title insurer by a surveyor registered in Iowa, prepared in accordance with the Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys that are reasonably satisfactory to Purchaser on the real property leasehold interest on the Demised Premises. The cost of the title insurance policy and the survey shall be borne equally between Seller and Purchaser

      (i) The conditions herein shall be deemed satisfied if satisfied in all material respects

5.  Closing Documents and Deliveries.

  5.1 Form of Documents. At the Closing, the parties will deliver the documents, and will perform the acts which are set forth in this Section 5. All documents which Seller will deliver will be in form and substance reasonably satisfactory to Purchaser and Purchaser's counsel. All documents which Purchaser will deliver will be in form and substance reasonably satisfactory to Seller and Seller's counsel.

  5.2 Purchaser's Deliveries. At the Closing, Purchaser will execute and deliver to Seller all of the following:

      (a) The Purchase Price (less the Deposit less any amounts due to Purchaser pursuant to Section 1.6 plus any amounts due to Seller pursuant to
Section 1.6) by wire transfer of immediately available funds to the account or accounts designated by Seller;

      (b)  A certified copy of each of the Constituent Documents of Purchaser;

      (c) Certificates of Good Standing of Purchaser, issued not earlier than ten (10) days prior to the Closing Date by the Secretaries of State of Iowa and Delaware, as applicable;

      (d) An incumbency and specimen signature certificate with respect to the officers of Purchaser executing this Agreement and each of the Purchaser Ancillary Documents on behalf of Purchaser;

      (e) A closing certificate executed by the President of Purchaser (or any other officer of Purchaser specifically authorized to do so), on behalf of Purchaser, pursuant to which Purchaser represents and warrants to Seller that all of Purchaser's representations and warranties to Seller are true and correct in all respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Purchaser on or before the Closing Date, to the extent not waived by Seller in writing, have been so performed in all respects (or, if any such covenant has not been performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Purchaser at the Closing have been executed by duly authorized officers of Purchaser;

      (f) An assignment and assumption agreement, in the form reasonably approved by Purchaser, duly executed by Purchaser, under which Purchaser assumes the Assumed Liabilities; and

      (g) Such other documents from Purchaser, as may reasonably be required in order to effectuate the transactions contemplated hereby and by the Purchaser Ancillary Documents.

  5.3 Seller's Deliveries. At the Closing, Seller will deliver to Purchaser physical possession of all tangible Purchased Assets, and will execute (where applicable in recordable form) and deliver or cause to be executed and delivered to Purchaser all of the following:

      (a) Certified copies of the Constituent Documents of General Partner and Seller;

      (b) A Certificate of Good Standing of each of General Partner and Seller, issued not earlier than ten (10) days prior to the Closing Date;

      (c) An incumbency and specimen signature certificate with respect to the officers of General Partner and Seller executing this Agreement and each of the Seller Ancillary Documents on behalf of General Partner and Seller;

      (d) A certified copy of authorizations of General Partner's and Blackhawk's boards of directors, authorizing the execution, delivery and performance of this Agreement and each of the Seller Ancillary Documents;

      (e)  A bill of sale duly executed by Seller;

      (f) An assignment and assumption agreement in the form reasonably approved by Purchaser, duly executed by Seller, pursuant to which Seller assigns the Contracts and such other Purchased Assets not conveyed by the bill of sale to Purchaser;

      (g) A closing certificate duly executed by General Partner on behalf of President-Davenport and a duly authorized officer of Blackhawk, pursuant to which Seller represents and warrants to Purchaser that all of Seller's representations and warranties to Purchaser are true and correct in all respects as of the Closing Date as if then originally made (or, if any such representation or warranty is untrue in any respect, specifying the respect in which the same is untrue), that all covenants required by the terms hereof to be performed by Seller on or before the Closing Date, have been so performed in all respects (or, if any such covenant has not been so performed, indicating that such covenant has not been performed), and that all documents to be executed and delivered by Seller at the Closing have been executed by duly authorized persons on behalf of Seller; and

      (h) UCC releases from Seller's creditors releasing the Purchased Assets from any and all liens or encumbrances other than the Permitted Liens; and

      (i) An affidavit of Seller certifying that no work has been performed at or on the Demised Premises within the statutory mechanics lien period; and

      (j) A bareboat charter agreement which will be attached to this Agreement as Exhibit I and will provide for the use of the President Mississippi during the upcoming hull inspection period; and

      (k) Such other documents as Purchaser may reasonably require from Seller in order to effectuate the transactions contemplated hereby and by each of the Seller Ancillary Documents.

  5.4 Escrow Agent's Deliveries. Subject to the terms of Section 1.2.1, at the Closing, Escrow Agent will deliver the Deposit to Seller by wire transfer of immediately available funds to the account or accounts designated by Seller. The Deposit shall be delivered by the Escrow Agent to the party to this Agreement who receives the Deposit.

6.  Post-Closing Agreements.

  6.1. Employees. Following the Closing Date, Purchaser may, at its discretion and option, retain any employees for any period of time, but nothing herein will alter any employee's status as an at-will employee.
Seller will be liable for all claims or causes of action relating to the employment of the employees which claims or causes of action arise out of Seller's actions prior to the Closing Date. Purchaser will be liable for all claims or causes of action arising out of Purchaser's actions on and after the Closing Date.

  6.2 Any liabilities arising from Seller's employment of its employees and relating to Seller's obligations to such employees during Seller's ownership of the Purchased Assets, including, but not limited to, wage claims, employee health, welfare and pension plan benefits, 401(k) Plan benefits, grievances or arbitrations, workers' compensation liabilities, employment discrimination, wrongful termination or similar claims arising or accruing on or before the Closing Date, will be and will remain the sole obligation of the Seller. Additionally, Seller will retain any and all liability arising under any Employee Benefit Plan, under ERISA, or under COBRA for any employee matter arising prior to or arising from the Closing Date. Purchaser shall not assume any Employee Benefit Plan or any liability under any Employee Benefit Plan.

  6.3 Worker Adjustment and Retraining Notification Act of 1988 ("WARN"). Subject to the terms of Section 6.1, if Purchaser fails to extend offers of employment to, or terminates the employment of, a sufficient number of employees at the Business, Purchaser alone will be responsible for giving such notices as may be required by WARN and will additionally be solely responsible for the payment of any amounts that may become due under WARN if such notices are not provided in the time and manner required by WARN.

  6.4 Certain Administrative Matters. Seller and Purchaser will each use reasonable efforts to make their respective books and records (including work papers in the possession of their respective accountants) relating to the financial condition, assets, liabilities, results of operations and cash flows of Seller, the Purchased Assets or the Assumed Liabilities prior to the Closing Date, available for inspection by the other party, or by its

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
authorized representatives, for reasonable business purposes at all reasonable times during normal business hours, for a six (6) year period after the Closing Date. As used in this Section 6.4, the right of inspection includes the right to make extracts or copies. If Purchaser desires to dispose of or destroy any such books and records regarding the Business following the six year period, it will provide Seller notice of such decision (generally specifying the materials to be so disposed of or destroyed). Within thirty
(30) days of the receipt of such notice, Seller may notify Purchaser in writing that it will take possession of such records, at its expense, within ninety (90) days of Purchaser's receipt of the notice from Seller, and Purchaser will permit Seller to take possession of such records. This provision will not apply to any due diligence analyses or working papers prepared for internal use by Purchaser in contemplation of this transaction.

  6.5 Third Party Consents. Seller will use reasonable best efforts (which shall include the payment of any and all assignment fees required by contract) to obtain all required consents to assign to Purchaser, at Purchaser's request, each and every Contract that restricts or prohibits the transfer or assignment thereof or that provides that it may not be transferred or assigned without the consent of another person.

  6.6 Further Assurances. The parties will execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby; provided, that nothing in this Section 6.6 will require any party to enter into any agreement with any third party to comply with this
Section 6.6 on terms other than commercially reasonable terms. The provisions of this Section 6.6 will not apply to any contract, purchase order, sales order, lease or other instrument that constitutes a Purchased Asset; it being acknowledged that the provisions of Section 6.5 will govern in connection with the assignment of the same.

  6.7 Mail Forwarded; Removal of Property. Purchaser will promptly forward to Seller all correspondence, mail, payments and documents received by Purchaser after Closing which relate to the operation of the Business prior to Closing and are the property of Seller. Seller will promptly forward to Purchaser all correspondence, mail, payments and documents received by Seller which relate to the operation of the Business after Closing and are the property of Purchaser. Seller will have a reasonable period of time after Closing to complete the removal of any items from the Business premises which are not being sold to Purchaser, provided same is coordinated with Purchaser and accomplished in such a fashion so as not to unreasonably interfere with the conduct of Purchaser's business.

  6.8 Trademark License. Seller owns federal and common law trademark rights to the mark "President" ("the Mark") for casino services, including several federal trademark registrations and applications related thereto as more particularly set forth on Exhibit E. Seller hereby grants to Purchaser a non-exclusive right to use the Mark on or in connection with providing casino services in the Davenport city limits and within a fifty-mile radius thereof. The license hereby granted shall be for a term of two (2) years, starting on the date the Property is purchased, and shall continue for the full term. The

Purchaser agrees to use the Mark only in connection with the existing business. The license granted hereunder shall not permit Purchaser to use the Mark in connection with any business at any location other than the Davenport location. Purchaser further agrees that all use of the Mark shall meet the standards, specifications and qualities established by the Seller, which in any event shall be at least as high as the standards, specifications and qualities met by its current use of the Mark. The Seller shall have the right at all reasonable times to request and obtain samples of any advertising or promotional material using the Mark to determine that use is proper.

7.  Effect of Termination/Proceeding.

  7.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing by prompt notice only under any of the following circumstances:

      (a) By the mutual written consent of Purchaser and Seller, each in its sole discretion, and upon such termination, the Deposit, plus any interest earned on the same, shall be returned to Purchaser by wire transfer in immediately available funds to an account or accounts designated by Purchaser;

      (b) By Seller or Purchaser if the Closing will not have occurred on or before 11:59 p.m. (prevailing Davenport time) on December 15, 2000, (the "Outside Date"); provided, however, that (i) Seller shall have the option, in its sole and absolute discretion, to extend the Outside Date for an additional thirty-one day period (the "Seller Initial Extension Period") until January 15, 2001, upon delivery of written notice to Purchaser no later than five days prior to the Outside Date and provided, further, if either party to this Agreement has extended the Outside Date to January 15, 2001, then Seller shall have the option, in its sole and absolute discretion, to extend the Outside Date for a second additional period of thirty-one days until February
15, 2001, upon delivery of written notice to Purchaser no later than five days prior to January 15, 2001, if Seller, in its sole and absolute discretion, deems such extension necessary for Seller or Purchaser to obtain any Governmental Approval, and (ii) Purchaser, in its sole and absolute discretion, shall have the option to extend the Outside Date for an additional thirty-one day period until January 15, 2001, upon delivery of written notice to Seller no later than five days prior to the Outside Date if Purchaser, in its sole and absolute discretion, deems such extension necessary for Purchaser or Seller to obtain any Governmental Approval and, provided further, if either party to this Agreement has extended the Outside Date to January 15, 2001, then Purchaser shall have the option, in its sole and absolute discretion, to extend the Outside Date for a second additional period of thirty-one days until February 15, 2001, upon delivery of written notice to Seller no later than five days prior to January 15, 2001, if Purchaser, in its sole and absolute discretion, deems such extension necessary for Seller or Purchaser to obtain any Governmental Approval. In the event that Seller or Purchaser terminates this Agreement prior to October 31, 2000 other than for the reason IRGC approval has not been received pursuant to this Section 7.1(b), the Deposit, plus any interest earned on the same, shall be returned to Purchaser by Escrow Agent by wire transfer in immediately available funds to an account or accounts designated by Purchaser unless Purchaser has failed to undertake a good faith effort with due diligence to satisfy its obligations hereunder; provided that the right to terminate this Agreement under any provision of this Section 7.1(b) will not be available to any party whose failure to perform any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or prior to the aforesaid time if such party failed to undertake a good faith effort with due diligence to perform its obligations. In the event that Purchaser terminates this agreement subsequent to October 31, 2000 other than for the reason IRGC approval has not been received, the Deposit shall be paid to Seller.

      (c) By Purchaser, for any reason or for no reason, within two (2) days after the conclusion of a ten (10) day due diligence period (the "Purchaser Due Diligence Period"). Seller shall provide all exhibits and schedules required by this Agreement (which are not attached to this Agreement at the time of its execution) to Purchaser no later than seven days from the date hereof and Purchaser shall have two (2) business days after Purchaser is in receipt of any exhibit or schedule to approve such exhibit or schedule. The Purchaser Due Diligence Period shall commence on the date hereof (such date being referred to as the "Start Date") and shall terminate at 5:00 P.M., Central standard time, on the calendar day that is ten calendar days from the Start Date. In the event of a termination of this Agreement pursuant to this
Section 7.1(c), the Deposit, plus any interest earned on the same, shall be returned to Purchaser by Escrow Agent by wire transfer in immediately available funds to an account or accounts designated by Purchaser; or

      (d) By Purchaser, in its reasonable discretion and based upon the results of the Phase I Report (defined herein) or the Phase II Report (defined herein), within ten business days after delivery to Purchaser of any Phase I Report or any Phase II Report conducted on the Demised Premises in accordance with the following. Within five (5) business days after execution of this Agreement, Purchaser or its representatives shall engage an environmental consultant to conduct a Phase I environmental assessment (the "Phase I Report") on the Demised Premises. Such Phase I Report shall be completed within thirty (30) days thereafter. Based on the results of the Phase I, Purchaser, in its reasonable discretion, may, terminate this Agreement in accordance with the first sentence of this clause (d) or Purchaser or its representatives may, in their sole and absolute discretion, conduct a Phase II environmental assessment (the "Phase II Report") on the Demised Premises.
Such Phase II Report shall be completed within sixty (60) days of Purchaser's receipt of the Phase I Report. Based on the results of the Phase II, Purchaser, in its reasonable discretion, may, terminate this Agreement in accordance with the first sentence of this clause (d). All costs associated with a Phase I Report and a Phase II Report, if any, shall be borne by Purchaser. Purchaser's right to terminate this Agreement in accordance with this Section 7.1(d) shall be in addition to and not a part of or subject to the rights or limitations on Purchaser set forth in Section 7.1(c). In the event of a termination of this Agreement pursuant to this Section 7.1(d), the Deposit, plus any interest earned on the same, shall be returned to Purchaser by Escrow Agent by wire transfer in immediately available funds to an account or accounts designated by Purchaser.

  7.2 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 7.1, then

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
the confidentiality provisions of Section 8.2 will remain in full force and effect (including with respect to copies of this Agreement). This Section 7.2 will survive any termination of this Agreement.

  7.3 Remedies. Notwithstanding any termination right granted in Section 7.1, in the event of the nonfulfillment of any condition to a party's closing obligations, such party may, in the alternative, elect to do one of the following:

      (a) Proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing will be deemed a waiver of each breach of representation, warranty and covenant and will be deemed a waiver of such party's rights and remedies with respect thereto to the extent that such party will have knowledge of such breach and the Closing will nonetheless occur; or

      (b) Decline to close, terminate this Agreement as provided in Section 7.1, and thereafter seek damages to the extent permitted in Section 7.4.

  7.4 Right to Damages. If this Agreement is terminated pursuant to Section 7.1, neither party hereto will have any claim against the other except if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, in which event termination pursuant to this Section 7 will not be deemed or construed as limiting or denying any legal right or remedy of said party, and said party will also be entitled to recover its costs and expenses which are incurred in pursuing its rights and remedies (including reasonable attorneys' fees and reasonable litigation costs). Notwithstanding anything contained herein to the contrary, in the event this Agreement is terminated by either party in accordance with Section 7.1 or if the Closing does not occur, Purchaser's aggregate liability to Seller for any damages or any Losses resulting from such termination or from the failure of the Closing to occur shall be limited to, and in no event shall exceed, the Deposit.

8.  Miscellaneous.

  8.1  Indemnifications

    8.1.1 Seller agrees to indemnify, defend and hold harmless Purchaser, and its respective past and present officers, directors, employees, representatives, agents, successors, assigns, and affiliated persons, organizations and companies (collectively, the "Indemnitees") from and against any and all damages, costs, losses, penalties, liabilities, and expenses, including reasonable attorneys' fees and expenses and reasonable litigation costs and expenses (collectively, "Losses"), which any of the Indemnitees may incur or sustain by reason of or resulting from: (a) any breach by Seller or the President Parties (defined herein) of or the inaccuracy of any covenant, agreement, representation or warranty made by Seller or the President Parties that is contained in this Agreement; (b) any action or claim arising from acts or omissions of Seller or the President Parties prior to the time of Closing in connection with the Purchased Assets or the Business, or any Losses with respect to any Excluded Liability; or (c) the failure of Seller and Purchaser to comply with the provisions of any applicable Uniform Commercial Code provisions or similar laws and/or regulations relating to bulk sales.

    8.1.2 Purchaser agrees to indemnify, defend and hold harmless Seller and their respective past and present officers, directors, employees, successors, assigns, and affiliated persons, organizations and companies (collectively, the "President Parties") from and against any and all damages, costs, losses, penalties, liabilities, and expenses, including reasonable attorneys' fees and expenses and reasonable litigation costs and expenses (collectively, "Losses"), which any of the President Parties may incur or sustain by reason of: (a) any breach by Purchaser of or the inaccuracy of any covenant, agreement, representation or warranty made by Purchaser that is contained in this Agreement; or (b) any action or claim arising from acts or omissions of Purchaser after the time of Closing, in connection with the Purchased Assets or any Losses with respect to the Assumed Liabilities.

    8.1.3 Limitations on Indemnification. For purposes of this Section 8.1.3, the term "Party" shall mean Purchaser and its Indemnitees or Seller and its Indemnitees, as applicable.

      (i)  Time Limitation.  Notwithstanding the other provisions of this
Section 8.1.3, neither Party shall be liable to indemnify the other Party after the time of Closing for any Losses unless the Party seeking indemnification delivers notice of such claim of indemnification to the indemnifying Party on or prior to the date which is 18 months from the date of the Closing.

      (ii)  Limitations on Amount.

        (A) Notwithstanding the other provisions of this Section 8.1.3, neither Party shall be liable to indemnify the other Party for any Losses unless and until the aggregate amount of otherwise indemnifiable losses suffered by the party seeking indemnification exceeds $500,000, in which case the Party seeking indemnification shall be entitled to indemnification; provided, however, that the foregoing limitation shall not apply to Purchaser's obligation to pay the Purchase Price.

        (B) The aggregate amount of losses which may give rise to an indemnification or other claim under this Agreement shall be limited to an amount of $5,000,000 for each party; provided, however, that the foregoing limitation shall not apply to Purchaser's obligation to pay the Purchase Price.

      (iii) Effect of Insurance, Tax Benefits. Any loss which an indemnifying party is liable to, for, or on behalf of an indemnified party pursuant to this
Section 8.1.3 shall be reduced (including, without limitation, retroactively) by any insurance proceeds actually recovered by or on behalf of such indemnified party related to the loss, and shall be further reduced to take account of any tax benefit to the indemnified party arising from the loss. If an indemnified party shall have received or shall have had paid on its behalf an indemnity payment in respect of a loss and shall subsequently receive directly or indirectly insurance proceeds or tax benefits in respect of such loss, then such indemnified party shall pay to such indemnifying party the amount of such insurance proceeds and tax benefits or, if less, the amount of such indemnity payment. For purposes of this Section 8.1, tax benefits arising from a loss shall be determined after taking into account the tax detriment, if any, arising from the receipt of insurance proceeds or indemnification payments by or on behalf of the indemnified party and the tax benefit, if any, to the indemnified party arising from any payments to the indemnifying party.

      (iv) Exclusive Remedy. The remedies provided for in this Section 8.1.3 are exclusive and shall be in lieu of all other remedies for any breach of any representation, warranty, covenant, obligation or other provision of this Agreement; provided, however, that the foregoing clause of this sentence shall not be deemed a waiver by either Party of any right to specific performance or injunctive relief.

  8.2 Publicity. Press releases and other publicity concerning this transaction will be made only with the prior agreement of the Seller and Purchaser (and, in any event, Seller and Purchaser will use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity), Seller will have a prior right of approval of the content and timing of any press release issued by Purchaser regarding this transaction, such approval not to be unreasonably withheld or delayed. Subject to the foregoing, Purchaser and Seller will take reasonable steps after the Closing to inform Business customers, suppliers and the public of the sale of the Purchased Assets and their operation by a new owner.

  8.3 Notices. All notices required or permitted to be given hereunder will be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail will be deemed given five (5) business days after being deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested). Notices delivered by hand, by facsimile, or by nationally recognized private courier will be deemed given on the first business day following receipt; provided that a notice delivered by facsimile will only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail (return receipt requested), on or before two (2) business days after its delivery by facsimile. All notices will be addressed as set forth in Schedule 8.3 and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 8.3.

  8.4 Expenses. Each party hereto will bear all fees and expenses incurred by such party in connection with, relating to or arising out of the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses; provided that the parties agree that Purchaser will be solely responsible for paying the reasonable filings fees and reasonable applications fees in relation to the Required Approvals. Seller shall pay its own Hart Scott Rodino fee and all brokerage fees payable to US Bancorp.

  8.5 Rules of Construction. The parties acknowledge and agree that each has reviewed the terms of this Agreement, assisted by such legal and tax counsel as they desired. The parties further agree that the rule of construction that any ambiguities are resolved against the drafting party will be subordinated to the principle that the terms and provisions of this Agreement will be construed fairly as to all parties and not in favor of or against any party. The headings contained in this Agreement are for convenience of reference only and will not affect the meaning or interpretation of this Agreement. The word "including" means "including, without limitation."

  8.6  Taxes.

    8.6.1 Seller will timely prepare and file all Seller tax returns relating to the Purchased Assets for all taxable periods ending on or before the time of the Closing and pay or cause to be paid all taxes related to same. Seller will indemnify and hold harmless Purchaser from and against any and all taxes related to the Business arising or accruing on or before the time of the Closing.

    8.6.2 Purchaser will be responsible for all taxes relating to the Purchased Assets related to the Business arising or accruing after the time of Closing.

    8.6.3 If any tax is payable after the Closing, but relates to a period which precedes the Closing in whole or in part, the nonpayment of which would give rise to a lien on or against any of the Purchased Assets, then within five days of Seller's receipt of written notice from Purchaser, accompanied by a copy of the tax statement or bill issued by the appropriate taxing authority, Seller shall pay to Purchaser an amount equal to (a) the amount of such unpaid tax for any tax relating to any period ended prior to the Closing; or (b) the Seller's apportioned share of such unpaid tax for any tax relating to any period beginning before the Closing and ending after the Closing, reduced by any amounts of such tax previously paid or deemed paid by Seller under Section 1.6 of this Agreement.

  8.7 Accounts Receivable. To the extent that Purchaser collects any accounts receivable of Seller (it being acknowledged that such accounts receivable are Excluded Assets), it will promptly remit the same to Seller without any deduction, set-off or withholding any kind.

  8.8 Survival. All the provisions of this Section 8 will survive the occurrence of the Closing.

  8.9 Purchase of Shares. During the Closing Period, except with the written consent of President Casinos, Inc. (the "Company"), Purchaser and its affiliates will not (i) directly or indirectly, acquire more than 3% of the Company's outstanding capital stock or bonds; (ii) solicit proxies or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A of the Securities Exchange Act of 1934 (the "Exchange Act")) in opposition to the representation of the directors of the Company with respect to any matter;
(iii) make any proposal to the Company or to security holders of the Company for a merger, share exchange or other business combination involving the Company, or for the acquisition of a majority, all or substantially all of the equity interest in or the assets of the Company; or (iv) join a partnership, limited partnership, syndicate or other group; or otherwise act in concert with any other persons, for the purpose of acquiring, holding or disposing of the capital stock of the Company or otherwise become a "person" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934.

  8.10 Other. This Agreement and the Ancillary Agreements constitute the entire agreement between the parties and will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Each Exhibit and Schedule, will be considered incorporated into this Agreement and the Ancillary Agreements.

The article and section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, will not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver will be effective unless it is in writing and signed by an authorized representative of the waiving party.

This Agreement may be executed at different times and in multiple counterparts, each of which will be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and all such counterparts will constitute but one instrument. This Agreement will become effective when each party hereto will have received a counterpart hereof (or a facsimile copy of the signature page hereof) signed by the other parties hereto. And, in proving this Agreement, it will not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

The invalidity of any provision of this Agreement or portion of a provision will not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

Prior to Closing Date, this Agreement will not be assignable by either party without the prior written consent of the other party (which may be withheld for any reason or no reason whatsoever). Notwithstanding the foregoing, prior to the Closing Date, Purchaser may assign any of its rights and obligations hereunder to a direct or indirect wholly owned subsidiary of Purchaser's, so long as such assignment does not materially delay the Closing and such assignment will not release Purchaser from any of its obligations hereunder. After the Closing Date, this Agreement will not be assignable by Seller without the prior written consent of Purchaser (which may be withheld for any reason or for no reason whatsoever).

This Agreement will not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

Nothing in this Agreement, express or implied, is intended to confer on any person not a party to this Agreement any right or remedy by reason of this Agreement.

This Agreement will be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of Iowa applicable to contracts made in that State. This Agreement has been fully or partly executed and delivered in and will be deemed to have been made in Davenport, Iowa. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within Davenport, Iowa, with respect to any claim or cause of action arising under or relating to this Agreement, and each waives personal service of any and all process upon it, and each consents that all services of process be made by registered mail, directed to it at its address as set forth in Schedule 8.3, and service so made will be deemed to be completed when received. Seller and Purchaser each waives any objection based on forum non conveniens and waives any objection to venue of any action instituted hereunder. Nothing in this section will affect the right to serve legal process in any other manner permitted by law. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

Next page is execution page.

IN WITNESS WHEREOF, the parties have executed this Asset Sale Agreement as of the date first above written.


                              SELLER:

                                    THE CONNELLY GROUP, L.P.:


                                    PRESIDENT RIVERBOAT CASINO IOWA, INC.
                                    ITS GENERAL PARTNER:

                                    By: /s/ James A. Zweifel
                                       ---------------------------------------
                                    Printed Name: James A. Zweifel
                                                 -----------------------------
                                    Its: Executive Vice President and CFO
                                        --------------------------------------


                                    TCG/BLACKHAWK, INC.

                                    By: /s/ James A. Zweifel
                                       ---------------------------------------
                                    Printed Name: James A. Zweifel
                                                 -----------------------------
                                    Its: Executive Vice President and CFO
                                        --------------------------------------

                              PURCHASER:

                                    IOC-DAVENPORT, INC.

                                    By: /s/ Bernard Goldstein
                                       ---------------------------------------
                                    Printed Name: Bernard Goldstein
                                                 -----------------------------
                                    Its: Chief Executive Officer
                                        --------------------------------------


                                    ISLE OF CAPRI CASINOS, INC.

                                    By: /s/ Bernard Goldstein
                                       ---------------------------------------
                                    Printed Name: Bernard Goldstein
                                                 -----------------------------
                                    Its: Chief Executive Officer
                                        --------------------------------------

                                  EXHIBIT A
                              GLOSSARY OF TERMS

"Ancillary Agreements" means the Purchaser Ancillary Documents and the Seller Ancillary Documents.

"Assumed Liabilities" means all of the following liabilities and obligations:
(i) those current liabilities of Seller of a fixed amount existing on the Closing Date listed in (a)-(n) of Exhibit D; (ii) the liabilities and obligations arising on and after the Closing Date pursuant to the Leases;
(iii) the liabilities and obligations arising on and after the Closing Date pursuant to the Operator's Contract; and (iv) subject to Section 3.1(e) and except for the Leases and the Operator's Contract and any Employee Benefit Plans, all liabilities and obligations which Purchaser elects to assume arising on and after the Closing Date under each and every purchase order, sales order, lease, agreement, contract or permit by which Seller is bound or to which Seller is subject as of the Closing Date, lists of which are attached hereto as Attachments 1 and 2 to this Exhibit A, and such other contracts or agreements to which Seller is a party (excluding any documents or instruments related to indebtedness) not listed on Attachment 1 or Attachment 2 to Exhibit A involving payments or obligations under all such contracts or agreements, collectively, not in excess of $20,000 in the aggregate (collectively, the "Contracts").

"Best Efforts" will mean the reasonable good faith best efforts of the performing party without requiring such party to expend funds to accomplish the obligation.

"City Approvals" means the furnishing or issuance by the City of Davenport, Iowa and other lessors of all necessary approvals, consents, licenses and permits and estoppel certificates in a form satisfactory to Purchaser for the assignment to Purchaser of the Leases (without any increased rent or other cost to Purchaser and subject to substantially the same terms, except for an extension of the termination dates of the Leases which shall be satisfactory to Purchaser) and the Operator's Contract, so as to allow Purchaser, immediately upon Closing, to operate the Business in substantially the same manner as it is presently operated by Seller, including, but not limited to, a certificate as of the Closing Date from the City of Davenport stating that as of the Closing Date, (i) Seller has satisfied all financial requirements under the Leases and the Operator's Contract, including the funding of all grants required to be paid or funded and (ii) that there are no defaults or events of default under the Leases or the Operator's Contract.

"Closing Date" means the date on which the Closing occurs in accordance with
Section 1.3.

"Closing Period" means the period commencing on the date hereof and ending on the earlier of (a) the Closing Date, or (b) the date of termination of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Constituent Documents" means, as to any business entity, as applicable, one or more of the certificate of incorporation, articles of incorporation, certificate of limited partnership, partnership agreement, operating agreement, certificate of formation, bylaws or other similar constituent documents of such business entity.

"Demised Premises" means all real property or leasehold interests in the same utilized by Seller in connection with the operation of the Business, together with all buildings, easements, improvements and appurtenances associated with the same.

"Deposit" means the $3,500,000 deposit plus any interest earned thereon.

"Escrow Agent" shall have the meaning set forth in the Escrow Agreement, which shall be in the form reasonably approved by Purchaser and Seller.

"Employees" means all employees of Seller.

"Employee Benefit Plan" means any plan established by Seller, or any predecessor affiliate of Seller, existing at the time of Closing or prior thereto, to which Seller contributes or has contributed on behalf of any employee, former employee, or director or any beneficiary thereof, who is covered, is eligible for coverage or has benefit rights, including the following (a) any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) maintained by Seller or to which Seller contributes or is required to contribute, including any multiemployer plan and (b) any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA ("Pension Benefit Plan")); and (c) any fringe benefit, cafeteria, collective bargaining agreement, consulting agreement, or any bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, supplemental unemployment, disability, death benefit, hospitalization, medical, severance program or policy, or other employee benefit plan, agreement, arrangement or commitment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Excluded Liabilities" means all the liabilities and obligations of Seller other than the Assumed Liabilities, including, but not limited to, any liability or obligation under any contract, or agreement not constituting an Assumed Liability or under any contract which may not be assigned to Purchaser without the consent of a third party, any Employee Benefit Plan, any liability or obligation relating to any Hazardous Materials or environmental matter or the remediation of the same, the basis for which occurred or arose prior to the Closing Date, any liability or obligation of Seller relating to any litigation or arbitration, any liability of Seller insured against to the extent such liability is paid by insurer, any expenses incurred by Seller in making or carrying into effect this Agreement. For the avoidance of doubt, the Excluded Liabilities will include all liabilities, commitments or other obligations of any kind or nature whatsoever of Seller, known or unknown, liquidated or unliquidated, choate or inchoate, due or to become due, accrued, fixed, contingent or otherwise, other than the Assumed Liabilities.

"Gaming Device" means any gambling games or implements of gaming (as such terms are used in the applicable gaming statutes and regulation of the State of Iowa) that is currently an asset of the Business and is not otherwise identified as an Excluded Asset in Exhibit C.

"Gaming Law" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registration, finding of suitability, approval, license, judgement, order, decree, injunction or other authorization, including any condition or limitation placed thereon, governing or relating to the current or contemplated casino and gaming activities and operations of Seller, including any applicable state gaming law and any federal or state laws relating to currency transactions.

"General Partner" means President Riverboat Casino Iowa, Inc., the general partner of The Connelly Group, L.P.

"Governmental Approval" any consent, authorization, order or approval of, or filing, declaration or registration with, any governmental or regulatory authority, including non-Iowa state regulatory approvals.

"Hart Scott Rodino Approval" means the expiration or early termination of any waiting period, including any extensions thereof, or other satisfaction of the Hart Scott Rodino Act which is applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

"Hazardous Materials" means substances defined as "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et. seq., or as "hazardous", "toxic" or "pollutant" substances or as "solid waste" under the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et. seq. or as otherwise defined under comparable state law.

"Hotel" means the President Casino's Blackhawk Hotel.

"IRGC" means the Iowa Racing and Gaming Commission.

"IRGC Approvals" means the approval by the Iowa Racing and Gaming Commission of the transfer of the Purchased Assets to Purchaser and the issuance by IRGC to Purchaser of all necessary gaming licenses, liquor licenses and permits to allow Purchaser, immediately upon Closing, to operate the Business in substantially the same manner as it is presently operated by Seller.

"Laws" means, without limitation, all foreign, federal, state and local laws, statutes, rules, regulations, codes, ordinances, plans, orders, judicial decrees, writs, injunctions, notices, decisions or demand letters issued, entered or promulgated pursuant to any foreign, federal, state or local law.

"Leases" means collectively (1) the Levee Lease Agreement, dated as of March 20, 1991, by and between the City of Davenport, Iowa through its Levee Improvement Commission, and The Connelly Group, L.P., as amended through the Closing Date; (2) the Promenade Lease, dated as of November 29, 1990 between the City of Davenport, Iowa and The Connelly Group, L.P. and any amendments thereto; (3) the Warehouse Lease Agreement, dated September 22, 1995 by and between Mills Investment Corporation and President Riverboat Casinos-Iowa and any amendments thereto; (4) the Natatorium Site Lease Agreement, dated as of July 20, 1995 by and between the City of Davenport, Iowa and The Connelly Group, L.P. and any amendments thereto; and (5) Lease Agreement, dated as of July 14, 1995 by and between the Trustees of the Estate of William Clement Putnam and The Connelly Group, L.P. and any amendments thereto.

"Operator's Contract" means the agreement entered into by and between the Riverboat Development Authority and the Connelly Group, L.P. dated as of the 28th day of December, 1989, as amended March 1. 1998.

"Permitted Liens" means (i) statutory liens for taxes not yet due; (ii) statutory liens of landlords, liens of carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due;
(iii) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations; and (iv) possible minor irregularities of title which do not detract from the value or use of the relevant Purchased Assets in a material respect.

"Purchaser Ancillary Documents" means all documents and instruments to be executed by Purchaser pursuant to this Agreement.

"Required Approvals" means IRGC Approvals, City Approvals, Riverboat Development Authority Approvals and Hart Scott Rodino approval.

"Riverboat Development Authority Approvals" means the furnishing or issuance by the Riverboat Development Authority of all necessary approvals, consents, and estoppel certificates in a form satisfactory to Purchaser for the assignment (without any increased costs to Purchaser) to Purchaser of the Operator's Contract, so as to allow Purchaser, immediately upon Closing, to operate the Business in substantially the same manner as it is presently operated by Seller, including, but not limited to, a certificate as of the Closing Date from the Riverboat Development Authority stating that as of the Closing Date, (i) Seller has satisfied all financial requirements under the Operator's Contract, including the funding of all grants required to be paid or funded, and (ii) that there are no defaults or events of default under the Operator's Contract."

"Seller Ancillary Documents" means all documents and instruments to be executed by Seller and General Partner pursuant to this Agreement. The following terms, when used in this Agreement will have the meaning ascribed to such term in the section or paragraph set forth adjacent to such term.

     "Term"              Section/Paragraph Reference
     ------              ---------------------------
     Agreement           First Paragraph
     Business            Preliminary Statement
     Closing             Section 1.3
     Contract            Definition of Assumed Liabilities

     Deposit             Section 1.2.1
     Excluded Assets     Section 1.1
     Outside Date        Section 7.1
     Purchase Price      Section 1.2.1
     Purchased Assets    Section 1.1
     Purchaser           First Paragraph
     Seller              First Paragraph

                                  EXHIBIT B
                              PURCHASED ASSETS

The Purchased Assets will include, but will in no way be limited to, the following assets and properties of Seller to the extent the same do not constitute Excluded Assets:

1. Subject to the terms of the Leases, all of Seller's right, title and interest in and to the Riverboat Gaming Facility and the Demised Premises.

2. All of Seller's right, title and interest in and to the Leases and the Operator's Contract.

3.  The Site Improvements (as defined in the Leases).

4. The furniture, fixtures and equipment of Seller listed in Attachment 1 to this Exhibit B.

5. All inventory and other supplies of Seller, an itemized list of which is set forth in Attachment 2 to this Exhibit B.

6. Transferable licenses, permits, and certificates of Seller. A list of both transferable and nontransferable licenses, permits and certificates is attached hereto as Attachment 3 to this Exhibit B.

7. All of Seller's books and financial and business records of Seller, including, employment records, plans, specifications, and designs.

8. All of Seller's right, title and interest in and to the goodwill of the Business.

9. All databases, plans, drawings, renderings, surveys, structural or environmental studies or similar such documents of any nature relating to the Purchased Assets.

10.  All customer lists and assignable software related to the Business.

11. All of Seller's right, title and interest in and to the Contracts, in addition, and all of Seller's right, title and interest in and to any other contracts or agreements that Purchaser, in its sole and absolute discretion, elects to assume in writing.

12. All of Seller's right, title and interest in and to any escrow funds and the assets associated with the same established by Seller in connection with the Leases or the Operator's Contract.

                    ASSUMED PREPAIDS AND DEFERRED CHARGES

The Connelly Group, L.P.

   1)  Prepaid postage

   2)  Prepaid rent

   3)  Prepaid other

   4)  Prepaid deposits

   5)  Prepaid advertising

   6)  Prepaid community relations

   7)  Prepaid licenses

   8)  Prepaid maintenance contracts

   9)  Prepaid dues

   10)  Prepaid gaming promotion

   11)  Long term deposits

T.C.G./Blackhawk Hotel, Inc.

   1)  Prepaid other

   2)  Prepaid deposits

   3)  Prepaid advertising

   4)  Prepaid licenses

   5)  Prepaid maintenance contracts

   6)  Prepaid postage

   9)  Prepaid dues

   10)  Prepaid rent

                                  EXHIBIT C
                               EXCLUDED ASSETS

The Excluded Assets will consist of the following items:

1. All cash on hand and in banks (including cash the result of the clearance of checks deposited with Seller on to the Closing Date, including such checks that clear following the Closing Date), cash equivalents, investments and marketable securities;

2.  All accounts receivable of Seller;

3.  Seller's bank accounts, checkbooks and canceled checks;

4. Rights in and to claims (including for indemnification) and litigation (and in each case benefits to the extent they arise therefrom) that relate to Excluded Liabilities or relate to, or are made under or pursuant to, other Excluded Assets;

5. Insurance policies of Seller, all coverages and proceeds thereunder and rights in connection therewith and all records with respect thereto;

6. Rights arising from prepaid expenses, if any, with respect to Excluded Liabilities or other Excluded Assets hereunder;

7. Rights arising from any refunds due with respect to insurance premium payments to the extent they relate to insurance policies which constitute Excluded Assets and refunds due from federal, state and/or local taxing authorities with respect to taxes on or measured by income heretofore paid by Seller;

8. Nontransferable permits, licenses (including, the Class D Iowa Gaming License of Seller);

9. Seller's rights under this Agreement and President-Davenport's limited partnership authority from the State of Iowa and President Casino's corporate charter, seals, minute and stock record books, and corporate seal and tax returns of either President-Davenport or President Casino ; and

10. Subject to the terms of the License Agreement, any right (or right to use), title or interest in or to the names "President", or any other trademark of Seller or any of its affiliates and all variations and derivations thereof which rights are not being transferred hereunder, and all intellectual property rights which rights are not to be transferred to a third party.

11. The equipment of Seller listed in Attachment 1 to this Exhibit C and any deposits related thereto.

                                  EXHIBIT D
                         ASSUMED CURRENT LIABILITIES

The following accrued liabilities:

The Connelly Group, L.P.

   a) Accrued DTO and employee benefit accruals for holiday, personal day, sick day and severance benefits.

   b)  Accrued chip liability

   c)  Accrued token liability

   d)  Token contra

   e)  Accrued progressive liability

   f)  Accrued poker liability

   g)  Accrued property taxes

   h)  Accrued Players' Club cash back liability

   i)  Customer deposits

   j)  Gift certificates

T.C.G./Blackhawk Hotel, Inc.

   k) Accrued vacation and employee benefit accruals for holiday, personal day, sick day and severance benefits

   l)  Advance customer deposits

   m)  Gift certificates

   n)  Accrued property taxes

                                  EXHIBIT E
                       TRADEMARKS USED IN THE BUSINESS

                                 SCHEDULE 8.3
                                   NOTICES

IF TO SELLER:

President Casinos, Inc.
802 North First Street
St. Louis, Missouri  63102
Attention:  John Aylsworth, President
Facsimile:  (314) 622-3172

with a copy to:

Thompson Coburn
One Firstar Plaza
St Louis, Missouri 63101-1693
Attention:  Gerard K. Sandweg, Jr.
Facsimile:  314-552-7000


IF TO PURCHASER:

Isle of Capri Casinos, Inc.
1641 Popps Ferry Road
Biloxi, Mississippi 39532
Attention:  President
Facsimile:  (228) 396-2634

with copies to:

Isle of Capri Casinos, Inc.
2200 Corporate Boulevard, N.W.
Suite 310
Boca Raton, Florida 33431
Attention:  Allan B. Solomon, Executive Vice President and General Counsel
Facsimile:  (561) 995-6665

and

Lane & Waterman
220 N Main, Suite 600
Davenport, Iowa  52801
Attention:  Curtis E. Beason
Facsimile:  (319) 324-1616

                                 EXHIBIT LIST

Exhibit "A"  Glossary of Terms
    Attachment 1 to Exhibit A:  List of Contracts to be Assumed
    Attachment 2 to Exhibit A:  List of Contracts to be Assumed, if Not
                                Rejected

Exhibit "B"  Purchased Assets
    Attachment 1 to Exhibit B: List of Furniture, Fixtures and Equipment Attachment 2 to Exhibit B: List of Inventory and Supplies
    Attachment 3 to Exhibit B:  Licenses, Permits and Certificates
                                (Transferable and Non-transferable)

Exhibit "C"  Excluded Assets
    Attachment 1 to Exhibit C:  List of Excluded Equipment

Exhibit "D"  Assumed Current Liabilities

Exhibit "E"  Trademarks Used in the Business

Exhibit "F"  Management Information Systems

Exhibit "G"  Proceedings Pending

Exhibit "H"  Escrow Agreement

Exhibit "I"  Bareboat Charter Agreement to be attached Pursuant to Section
             7.1(c)